Exhibit 21

Subsidiaries

American Eagle Outfitters, Inc., a Delaware corporation, has the following wholly owned subsidiaries:

AE Holdings Co., a Delaware corporation

AEH Holding Company, a Delaware corporation

American Eagle Cdn Hold Co., a Delaware corporation*

AE Distribution Co., a Delaware corporation*

AE Outfitters Retail Co., a Delaware corporation*

AE Corporate Services Co., a Delaware corporation*

AE First Co., a Delaware corporation*

AE Direct Co. LLC, a Delaware corporation*

AE Retail West LLC, a Delaware corporation*

AEO International Corp., a Delaware corporation*

AEO Management Co., a Delaware corporation*

Retail Commerce Company, a Nevada corporation*

Retail Royalty Company, a Nevada corporation*

Retail Licensing Company, a Nevada corporation*

Retail Distribution West LLC, a Delaware corporation*

Blue Star Imports, L.P., a Pennsylvania limited partnership*

BSI Imports Company, LLC, a Delaware corporation*

Blue Star Imports Ltd., a Delaware corporation*

Eagle Trading Company, a Mexican corporation*

No Agency Productions, LLC, a Delaware corporation*

No Agency Productions II, LLC, a Delaware corporation*

BN Limited Partnership, a Canadian limited partnership*

American Eagle Outfitters Canada Corporation, a Canadian corporation*

3049462 Nova Scotia ULC, a Canadian corporation*

3049463 Nova Scotia ULC, a Canadian corporation*

AE FinCanada LP, a Canadian limited partnership*

NLS NS ULC, a Canadian corporation*

B Notes NS ULC, a Canadian corporation *

AEOC NS ULC, a Canadian corporation*

AE Limited Partnership, a Canadian limited partnership*

AE Admin Services Co LLC, a Ohio corporation

Linmar Realty Company II LLC, a Delaware Corporation

*	denotes second, third or fourth tier subsidiary owned by American Eagle Outfitters, Inc.